Exhibit 10.20

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of _____ of _____ 2006 between Cheung Chih, residing at ____________________________ (“Executive”), and Yucheng Technologies Limited, a BVI a British Virgin Islands corporation having its principal office at __________________________ (“Company”)

WHEREAS, the Company believes that Executive provides unique management services for the Company and wishes to retain the continued services of Executive as its Non-Executive Chairman of the Board; and

WHEREAS, the Company and Executive have reached an understanding with respect to the extension of Executive’s employment with the Company for a three year period commencing as of ______________, 2006 and

WHEREAS, the Company and Executive desire to evidence their agreement in writing and to provide for the employment of Executive by the Company on the terms set forth herein.

IT IS AGREED:

1. Employment, Duties and Acceptance.

1.1. Effective as of __________ , 2006 the Company hereby agrees to the continued employment of Executive as its Non-Executive Chairman of the Board hereby accepts such continued employment on the terms and conditions contained in the Agreement. During the term of this Agreement, the Executive shall make himself available during regular business hours to the Company to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company (“Board” or “Board of Directors”).

1.2. The Board may assign the Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive’s position as Non-Executive Chairman of the Board of the Company (“Chairman”) and would otherwise be consistent in stature and prestige with the responsibilities of a Chairman.

1.3. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties; provided, however, that Executive may continue to be actively involved in educational and civic activities to the extent that such activities do not materially detract from the reasonable performance of his duties (such material detraction to be evidenced by a resolution approved by the majority of the Board and a written notice to Executive, in which event Executive shall have thirty (30) days to reduce the level of such activities in a reasonable manner). The Company recognizes the value to it of Executive’s continued involvement in these activities and will reimburse Executive for reasonable expenses incurred by him in connection with such activities. Nothing herein shall be construed as preventing Executive from (i) making and supervising investments on a personal or family basis (including trusts, funds and investment entities in which Executive or members of his family have an interest) and (ii) in serving on the Board of Directors of not more than three corporations involved primarily in “for profit” business activities; provided, however, that these activities do not materially interfere with the performance of his duties hereunder or violate the provisions of Section 4.4 hereof.

2. Compensation and Benefits.

2.1 The Company shall pay to Executive a salary at an annual base rate of not less than $50,000 the term hereof. During the Executive’s employment salary will be paid not less frequently than every two weeks without the prior written consent of Executive. Executive’s annual base rate will be reviewed one month prior to the commencement of the third year for purposes of determining what the new base salary will be.

2.2. The Company shall also pay to Executive such bonuses as may be determined from time to time by the Compensation Committee of the Board of Directors. The amount of annual bonus payable to Executive may vary at the discretion of the Compensation Committee of the Board of Directors; provided, however, that the total cash bonus shall not exceed 100% of Executive’s annual base rate under Section 2.1 as of the date the bonus is awarded.  Executive will be entitled to earn an equity bonus to be awarded under the Stock Option Plan.  In determining the annual bonus to be paid to the Executive, the Compensation Committee may, among other factors they believe to be appropriate, consider, and give varying degrees of importance to, the Executive’s contribution to the following:

(1) growth in the Company’s per share value;

(2) achievement by the Company of specific identified targets selected by the Committee from time to time;

(3) the attraction and retention of key executive personnel by the Company;

(4) satisfaction of the Company’s capital requirements;

(5) the establishment of strategic direction and significant Company goals; and

(6) Such other criteria as the Compensation Committee deems to be relevant.

2.3. Executive shall be entitled to such insurance and other benefits including, among others, medical and disability coverage and life insurance as are afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions which may be generally applicable. The Company also shall purchase if possible (i) long term disability insurance of not less than 50% of Executive’s then current annual salary and (ii) split dollar life insurance with coverage of not less than $1.0 million. The beneficiary of these policies shall be designated by Executive and these policies shall be transferred to Executive or his designees by the Company at his written request.

2.4. Executive shall be entitled to four weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

2.5. Executive shall be entitled, at his option, to maintain a suitable automobile for business use. The Company shall reimburse Executive for the costs of leasing such automobile and for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance.

2.6. The Company will pay or reimburse executive for all transportation, hotel and other expenses incurred by Executive on business trips (including business air travel on scheduled flights of more than 5) consecutive hours) and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses.

3. Term and Termination.

3.1. The term of this Agreement commences as of ____

2006 and shall continue until _____ 2009 unless sooner terminated as herein provided.

3.2. If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive’s estate the base salary due Executive pursuant to Section 2.1 hereof through the first anniversary of Executive’s death (or the scheduled expiration under Section 3.1, if earlier than the first anniversary date) as well as a pro rata allocation of bonus payments under Section 2.2 based on the days of service during the year of death, and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.3. If Executive shall be rendered incapable by an incapacitating illness or disability (either physical or mental) of complying with the terms, provisions and conditions hereof on his part to be performed for a period in excess of 180 consecutive days during any consecutive twelve (12) month period, then the Company, at its option, may terminate this Agreement by written notice to Executive (the “Disability Notice”) delivered prior to the date Executive resumes the rendering of services hereunder; provided, however, if requested by Executive (or a representative thereof) such termination shall not occur until after examination of Executive by a medical doctor (retained by the Company with the consent of the Executive which consent shall not be unreasonably withheld) who certifies in a written report to the Board with a copy of such report delivered simultaneously to Executive that Executive is and shall be incapable of performing his duties for in excess of two additional months because of the continuing existence of such incapacitating illness or disability. Notwithstanding such termination, the Company (a) shall make a payment to Executive of a pro rata allocation of payments under Section 2.2 based on the days of service during the year in which the Disability Notice is delivered and (b) shall pay to Executive the base salary due Executive pursuant to Section 2.1 hereof through the second anniversary of the date of such notice (the “Disability Period”), less any amount Executive receives for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or governmental program. The Company shall also pay to Executive all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.4. The Company, by notice to Executive, may terminate this Agreement for cause. As used herein, “cause” shall include (a) the refusal in bad faith by Executive to carry out specific written directions of the Board, (b) intentional fraud or dishonest action by Executive in his relations with the Company (“dishonest” for these purposes shall mean Executive’s knowingly making of a material misstatement to the Board for the purpose of obtaining direct personal benefit); or (c) the conviction of Executive of any crime involving an act of significant moral turpitude after appeal or the period for appeal has elapsed without an appeal being filed by Executive. Notwithstanding the foregoing, no “cause” for termination shall be deemed to exist with respect to Executive’s acts described in clause (a) or (b) above, unless the Board shall have given written notice to Executive (after five (5) days advance written notice to Executive and a reasonable opportunity to Executive to present his views with respect to the existence of “cause”), specifying the “cause” with particularity and, within five (5) business days after such notice, Executive shall not have disputed the Board’s determination or taken action to cure or eliminate prospectively the problem or thing giving rise to such “cause,” provided, however, that a repeated breach after notice and cure, of any provision of clause (a) or (b) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company.

3.5. The Executive, by notice to the Company, may terminate this Agreement if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior express written consent:

(a) a material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) a material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material or is being contested by the Company, in good faith provided it is not the subject of a proper set off or proper withholding pursuant to applicable law or regulation; (d) a liquidation, bankruptcy or receivership of the Company.  Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within ten (10) business days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason.

3.6. In the event that Executive terminates this Agreement for Good Reason, pursuant to the provisions of paragraph 3.5, or the Company terminates this Agreement without “Cause,” as defined in paragraph 3.4, the Company shall pay to Executive (or in the case of his death, the legal representative of Executive’s estate or such other person or persons as Executive shall have designated by written notice to the Company) the sum of $300,000 and benefits through the term of this Agreement. If Executive’s employment is terminated for Good Reason or without “Cause,” Executive shall have no duty to mitigate awards paid or payable to him pursuant to this subsection, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this subsection 3.6.

3.7  Any termination of the employment of the Executive will be deemed to be a resignation, as of the date of termination, of the Executive from all executive office and director positions, of whatever nature and authority, with the Company and any affiliate or subsidiary of the Company and a termination of all other authorities to execute documents and to bind the Company and its affiliates and subsidiaries.

4. Protection of Confidential Information; Non-Competition.

4.1. Executive acknowledges that:

(1) As a result of his current employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the “Company”), including, without limitations, financial information, designs and other proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(2) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(3) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

4.2. Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process or (iv) if such disclosure is made without Executive’s knowing intent to cause material harm to the Company. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that the Executive shall be entitled to retain one copy of such documents for his personal use and records.

4.4. During the period commencing with the start date of employment under this agreement and terminating three years after termination of employment: (A) Executive, without the prior written permission of the Company, shall not, anywhere in the People’s Republic of China, Hong Kong SAR and Taiwan, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly in competition with the Company’s principal existing business at the time of termination (“Competitive Business”); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iv) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of Executive’s employment by the Company (other than Executive’s personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, Executive shall not be precluded from investing and managing the investment of, his or his family’s assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 5% of any class of the publicly-traded equity securities of such Competitive Business; provided, however, that for a period commencing with the start date of employment under this agreement and terminating three years after termination of Executive’s employment (except for investments in a class of securities trading on public markets), Executive shall refer to the Company for consideration (before any other party) any and all opportunities to acquire or purchase, or otherwise make equity or debt investments in, companies primarily involved in a Competitive Business if such opportunities becomes known to Executive while he is the Chief Executive Officer of the Company. If the Company determines not to exploit any opportunity referred to in the foregoing sentence, the Company shall determine what, if anything, should be done with such opportunity. Executive shall not be entitled to any compensation, as a finder or otherwise, if either the Company or Executive introduces such opportunity to other persons, it being understood that all such compensation shall be paid to the Company. Notwithstanding the foregoing, in the event the Company terminates this Agreement without “cause” or if Executive terminates this Agreement for Good Reason under Section 3.5 hereof, Executive’s obligations under this Section 4.4 shall terminate one month following termination.

4.5. If Executive commits a breach of any of the provisions of

Sections 4.2 or 4.4, the Company shall have the right:

(1) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(2) to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of any of the provisions of Section 4.2 or 4.4, and Executive hereby agrees to account for and pay over such damages to the Company (up to the maximum of all payments made under the Agreement).

4.6. If Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

4.7. If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall not have the power to modify such scope, duration, or area, or all of them and such provision or provisions shall be void ab initio.

5. Miscellaneous Provisions.

5.1. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 5.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive:

If to the Company:

Yucheng Technologies Limited

5.2. In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Section

3.4), which are determined to be non-appealable final decisions, the losing party will pay the expenses, including reasonable attorneys’ fees and expenses of the other party within thirty (30) days after delivery to the other of statements for the costs incurred.

5.3. The Company, to the fullest extent permitted by law, shall indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively,

“Claims”) made against Executive by third parties for any actions or omissions as an officer and/or director of the Company or its subsidiaries. To the extent that the Company obtains director and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

5.4. The provision of Article 4, Sections 5.2 and 5.3 and any provisions relating to payments owed to Executive after termination of employment shall survive termination of this Agreement for any reason.

5.5. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

5.6. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the People’s Republic of China applicable to agreements made and to be performed entirely in the PRC.

5.7. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

5.8. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE	YUCHENG TECHNOLOGIES LIMITED

By:
Cheung Chih	Name:
Title: